Exhibit 99.1

Contact:	Jason Reilley Director Investor Relations AvalonBay Communities, Inc. 703-317-4681

For Immediate Release

AVALONBAY COMMUNITIES ANNOUNCES MAY 22, 2013, RETIREMENT OF BRYCE BLAIR FROM THE BOARD; TIMOTHY J. NAUGHTON APPOINTED TO SUCCEED AS CHAIRMAN

Arlington, VA (March 18, 2013) — AvalonBay Communities, Inc. (NYSE: AVB) announced today that Bryce Blair, Chairman of the Board, has decided not to stand for re-election at the May 22, 2013 Annual Meeting of Stockholders (the “Annual Meeting”).  This will complete Mr. Blair’s retirement from the Company.  The Company also announced that its Board of Directors has appointed Timothy J. Naughton, the Company’s Chief Executive Officer, to serve in the additional capacity as Chairman of the Board, effective upon Mr. Naughton’s re-election to the Board at the Annual Meeting.

Mr. Blair said, “I have been with AvalonBay for over 25 years.  It has been tremendously rewarding for me to see the Company grow during that time into a nationally recognized leader in our industry that has served all of our stakeholders well — shareholders, residents, associates and the neighborhoods in which we build and operate our communities.  With the recently completed purchase of over six billion dollars of assets from Archstone Communities, I look forward to watching AvalonBay as it begins a new phase in its successful history.”

“During Bryce’s tenure as CEO of the Company, the Company focused its strategy and excelled in its execution.  It has been a privilege to work with Bryce and learn from him, and we will miss having him as a colleague,” said Mr. Naughton.

“Bryce was instrumental in helping AvalonBay build one of the most talented and experienced real estate management teams,” added Lance Primis, the Company’s Lead Independent Director.  “The Board thanks Bryce for his many years of dedicated service to the Company.  We are confident that, with the additional role of Chairman, Tim will help guide the Company to continued growth and success.”

About AvalonBay Communities

As of March 1, 2013, including the effect of the Archstone transaction that occurred during the first quarter, the Company owned or held an interest in 273 apartment communities containing 81,970 apartment homes in twelve states and the District of Columbia, of which 28 communities were under construction and five communities were under reconstruction. AvalonBay is in the business of developing, redeveloping, acquiring, and managing apartment communities in high barrier-to-entry markets of the United States. More information on AvalonBay, an S&P 500 listed company, may be found on AvalonBay's website at http://www.avalonbay.com.